Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR Systems Announces Third Quarter 2004 Financial Results

Revenue Increases 58%; Net Earnings Increase 55%

Management Reiterates Full Year 2004 Guidance

PORTLAND, Ore. — October 20, 2004 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the third quarter ended September 30, 2004 increased 58% to $110.8 million from $70.2 million for the third quarter of 2003. Earnings from operations increased 44% to $25.7 million, or 23% of revenue, compared with $17.8 million, or 25% of revenue, for the third quarter of 2003. Net earnings for this year’s third quarter increased 55% to $16.8 million, or $0.44 per diluted share compared to net earnings for the third quarter of 2003 of $10.9 million, or $0.32 per diluted share.

For the first nine months of 2004, revenue increased 58% to $338.9 million from $214.6 million for the same period last year. Earnings from operations for the first nine months of 2004 increased 59% to $74.7 million, or 22% of revenue, from $47.0 million, or 22% of revenue, for the first nine months of 2003. Net earnings increased 60% to $47.4 million, or $1.30 per diluted share, compared to net earnings of $29.7 million, or $0.84 per diluted share, for the first nine months of 2003.

Revenue from the Company’s Thermography products increased 35% over the third quarter last year, as a result of strong demand across all products and markets. Revenue from the Company’s Imaging products increased 72% in the third quarter. During the quarter, airborne Imaging markets were particularly strong.

The backlog of orders for delivery within the next twelve months was approximately $178 million at September 30, 2004, compared to $183 million at June 30, 2004.

Cash generated from operations totaled $22 million for the third quarter of 2004, and $61 million for the first nine months of 2004. At September 30, 2004, the Company had cash and cash equivalents of $95 million.

Earl Lewis, President and CEO, stated “I am pleased with our financial performance in the third quarter. Our growth over the third quarter of last year was very strong, and we achieved solid results across all markets and product lines. As we had announced, our earnings per share were less than in the second quarter, due to seasonal factors and a slower than usual end to the government fiscal year. Nevertheless, all of our businesses are performing well, and our outlook for the business has not changed. We expect our usual strong fourth quarter results, and are thus reaffirming guidance for the full year 2004.”

Effect of Convertible Notes on Earnings Per Share

In June, 2003, the Company issued $210 million of 3% Senior Convertible Notes, due 2023. The Notes are convertible into FLIR common stock at a conversion price of $44.38 per share. During the third quarter of 2004, the Company met certain requirements that allow holders of the Notes to convert their Notes into shares of FLIR common stock. As a result, the 4.7 million shares underlying the Notes have been included in the Company’s diluted share count for the third quarter of 2004. Excluding the effect of the additional dilutive shares, earnings per share would have been $0.47.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 16505 SW 72nd Avenue • Portland, OR 97224 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems Announces Third Quarter 2004 Financial Results

October 20, 2004

Page Two

In addition, a recent accounting pronouncement that is expected to be effective in the fourth quarter of 2004 will require that the underlying shares related to the Notes be included in the Company’s diluted share count retroactive to the date of issuance in June 2003. As a result, the Company anticipates restating its diluted earnings per share in the fourth quarter of 2004 for prior periods dating back to the second quarter of 2003. This pronouncement impacts only the calculation of diluted earnings per share, and has no effect on the reporting or determination of the Company’s net income.

Based on the Company’s interpretation of the new accounting rules, the impact of the restatement will be to reduce fiscal 2003 fully diluted earnings per share by $.02 to $1.25 per share, from a previously reported $1.27 per share.

The impact of the diluted earnings per share restatement in the first nine months of 2004 would be to reduce fully diluted earnings per share to $1.26 per share from a reported $1.30 per share.

Revenue and Earnings Guidance for 2004

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on the Company’s financial results for the first nine months of 2004, and the outlook for the remainder of the year, management currently expects revenue for 2004 to be approximately $470 million to $480 million and fully diluted earnings per share to be in the range of $1.76 to $1.86. Excluding the effect of the dilutive shares related to the Notes, the new earnings per share outlook is the same as prior guidance of $1.88 to $1.98 per diluted share.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2004 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous web cast of the conference call may be accessed online from the Calendar of Events link at the investor relations page of www.FLIR.com A replay will be available approximately one hour after the web cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21210332 after approximately 1:00 p.m. EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of Thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$110,769	$70,232	$338,925	$214,565
Cost of goods sold	51,789	31,241	165,501	100,410

Gross profit	58,980	38,991	173,424	114,155
Operating expenses:
Research and development	11,324	6,255	32,706	21,638
Selling, general and administrative	21,997	14,967	65,983	45,519

Total operating expenses	33,321	21,222	98,689	67,157

Earnings from operations	25,659	17,769	74,735	46,998
Interest expense	1,954	2,240	6,061	2,862
Other expenses (income), net	429	(35)	1,037	415

Earnings before income taxes	23,276	15,564	67,637	43,721

Income tax provision	6,452	4,699	20,204	13,991

Net earnings	$16,824	$10,865	$47,433	$29,730

Net earnings per share:
Basic	$0.50	$0.33	$1.41	$0.87

Diluted	$0.44	$0.32	$1.30	$0.84

Weighted average shares outstanding:
Basic	33,955	32,959	33,591	34,033

Diluted	40,855	34,358	37,254	35,472

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,895	$197,993
Accounts receivable, net	92,569	79,332
Inventories, net	94,041	75,959
Prepaid expenses and other current assets	22,810	19,997
Income taxes receivable	2,950	—
Deferred income taxes, net	9,908	8,832

Total current assets	317,173	382,113

Property and equipment, net	32,462	22,758
Deferred income taxes, net	6,500	21,146
Goodwill	149,475	12,500
Intangible assets, net	48,524	4,036
Other assets	9,488	7,870

	$563,622	$450,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,931	$26,427
Deferred revenue	5,713	4,540
Accrued payroll and related liabilities	16,574	12,778
Accrued product warranties	4,923	3,511
Advance payments from customers	9,360	12,112
Other current liabilities	12,472	8,227
Accrued income taxes	—	2,742
Current portion of long-term debt	128	—

Total current liabilities	83,101	70,337

Long-term debt	205,142	204,369
Pension and other long-term liabilities	11,758	10,875

Commitments and contingencies

Shareholders’ equity	263,621	164,842

	$563,622	$450,423